EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:

             CAS MEDICAL SYSTEMS, INC. REPORTS THIRD QUARTER RESULTS

     - COMPANY REPORTS RECORD REVENUES FOR THIRD QUARTER AND YEAR-TO-DATE -
              - CONFERENCE CALL TO BE HELD TODAY AT 10:00 A.M. ET -


Branford, Conn. - November 8, 2007 - CAS Medical Systems, Inc. (NASDAQ: CASM), a medical device company focused on innovative, non-invasive vital signs monitoring, today announced financial results for the third quarter and nine months ended September 30, 2007.

HIGHLIGHTS FOR THE QUARTER -

o Record revenues of $10.7 million for the quarter and $27.9 million for the first nine months of 2007
o Return to profitability for the quarter; recorded income from operations of $651,000
o    OEM Shipments to Medtronic showed marked increase during the quarter
o FORE-SIGHT installed base advances to 16 monitors through the end of September
o    $2.8 million three-year grant received from National Institutes of Health


MANAGEMENT DISCUSSION
"We are pleased to report that we have started the second half of 2007 with a solid performance and a return to profitability," stated Andrew Kersey, President and CEO of CASMED. "The Company posted record revenue results for the third quarter and 2007 year-to-date. The quarter was led by continued growth in our vital signs monitoring business, particularly sales to the Department of Veterans Affairs ("VA") in what is typically our strongest quarter for sales to this customer. Additional growth resulted from sales of our monitors co-branded with Analogic Corporation. We are also pleased to note that toward the end of the third quarter, shipments of our blood pressure modules to Medtronic's Physio-Control division showed a marked increase in line with Physio-Control's announcement that they are making a limited selection of products available to support the most critical requirements of their U.S. customers. Our relationship with Physio-Control remains very strong and we expect shipments will start to approach prior levels shortly.

"We have continued to make progress with sales of our FORE-SIGHT Absolute Cerebral Oximeter and sensors. During the quarter, we placed an additional 14 monitors at end user accounts and sold three additional demonstration monitors. Although long purchasing cycles may affect our penetration into hospitals for FORE-SIGHT monitors and sensor agreements, we are encouraged by the steady increase in number of monitors placed and the repeat sensor business we are already seeing from our existing monitor accounts. Interest in cerebral oximetry continues to increase as demonstrated by the recent positive reception to the FORE-SIGHT product at the American Society of Anesthesiologists meeting in San Francisco, where we collected over 150 sales leads for further information or to set up evaluations, as well as the recent decision of the Society of Thoracic Surgeons to include cerebral oximetry as a metric to be tracked in their clinical database.

"As planned, we are continuing our investments in the FORE-SIGHT monitoring system. We have a dedicated sales management team in place to direct the promotion of the product throughout the U.S. and Canada. Additionally, to prepare for our entrance into the European market, we are planning several marketing studies over the next few months. Marketing and Clinical Support efforts continue to ramp as we educate customers on the benefits of absolute cerebral oximetry. We are performing various clinical research studies at four existing sites and are continuing to add further sites to expand our study of future applications of the LASER-SIGHT(R) technology. This advanced research, is funded in part by a grant from the National Institutes of Health ("NIH"), awarded in September, for $2.8 million over three years.

"To conclude, I am pleased with our performance during the quarter. The strength of our vital signs monitoring business, along with the support of our manufacturing and quality organizations, has been instrumental to our success. Our core businesses of vital signs monitoring, blood pressure cuffs and supplies, OEM technology, and products for mother/baby care, along with the addition of the FORE-SIGHT cerebral oximetry business, form a strong foundation upon which we can continue to grow."


FINANCIAL RESULTS FOR Q3
Revenues for the three months ended September 30, 2007 totaled $10.7 million, an increase of $1.3 million, or 13% percent, from the $9.4 million of revenues reported for the three months ended September 30, 2006. Increases in revenues were led by sales of vital signs monitors to the VA and sales of the Company's co-branded vital signs monitors developed and manufactured by Analogic Corporation. Sales of OEM products decreased 11% due to reductions in sales to a key customer, Medtronic. Although shipments of our products to Medtronic resumed in the latter half of the quarter, sales have been impacted since the first quarter of 2007 as a result of Medtronic's announced voluntary suspension of U.S. product shipments from its Physio-Control division. Medtronic represented approximately 11% of the Company's revenues for the full year 2006. Although sales to Medtronic for the third quarter of 2007 were approximately 20% below the prior year third quarter, the Company expects that Medtronic sales will return to prior year levels shortly. Revenues for the third quarter of 2007 include approximately $80,000 of FORE-SIGHT cerebral oximetry product sales.

For the three months ended September 30, 2007, the Company recorded net income of $539,000, or $0.05 per diluted common share compared to net income of $720,000 or $0.06 per diluted common share reported for the three months ended September 30, 2006. Net income for the three months ended September 30, 2007 was affected by a state tax benefit of approximately $155,000, or $0.01 per diluted common share, related to the exchange of tax carryforwards for reduced cash payments to the Company. Pre-tax income for the three months ended September 30, 2007 and 2006 were affected by $86,000 and $98,000, respectively, of stock compensation expense. Increases in sales and marketing spending to support the FORE-SIGHT cerebral oximetry effort and the exclusive worldwide agreement with Analogic Corporation, and increases in manufacturing costs including start-up costs related to the FORE-SIGHT cerebral oximetry product line, combined to impact the Company's operating results for the third quarter of 2007. Pre-tax income for the third quarter of 2006 was favorably affected by a reduction in accrued retirement benefit costs of $87,000 related to changes to the Company's post-retirement health benefit plan during 2005.


YTD FINANCIAL RESULTS
Revenues for the first nine months of 2007 totaled $27.9 million, an increase of $2.9 million, or 12 percent over revenues of $25.0 million reported for the first nine months of 2006. Increases in sales of vital signs monitors of approximately $3.2 million, primarily driven by sales to the VA and sales of Analogic products, were partially offset by reductions in OEM sales of $1.2 million. Medtronic sales were down $1.6 million as compared to the first nine months of last year and were partially offset by increases in sales to other OEM partners. Sales of blood pressure cuffs accounted for the remainder of the increase in revenues. Year-to-date 2007 revenues include approximately $108,000 of FORE-SIGHT cerebral oximetry product sales.

For the nine months ended September 30, 2007, the Company recorded net income of $318,000 or $0.03 per diluted common share compared to net income of $1,211,000 or $0.10 per diluted common share reported for the first nine months of 2006. Net income for the nine months ended September 30, 2007 was affected by the $155,000 state tax benefit referred to above. Pre-tax income for the nine months ended September 30, 2007 and 2006 was affected by $217,000 and $299,000, respectively, of stock compensation expense. Increases in cerebral oximetry related sales and marketing expenditures of $903,000 for the first nine months of 2007 significantly impacted the Company's year-to-date operating results. Gross profit levels for the nine months ended September 30, 2007 declined to 36 percent of revenues from 42 percent of revenues for the nine months ended September 30, 2006 as a result of the following:

     o    FORE-SIGHT manufacturing start-up costs of approximately $250,000.
     o Year-to-date 2006 reductions of $190,000 in accrued retirement benefit costs.
     o Reduced gross margins on shortfalls in OEM business which carry higher relative margins as compared with the Company's average product margin.
     o Increase in blood pressure cuff sales as a percentage of total revenues, which carry lower relative margins as compared with the Company's average product margins for other products.
     o    Increased manufacturing overhead costs to support expanded operations.

Further, the Company has incurred approximately $109,000 of Sarbanes Oxley related costs for the nine months ended September 30, 2007 pursuant to its
Section 404 internal controls compliance efforts. Further expenses are expected to be incurred during the remainder of 2007.

Research and development expenses after reimbursements from the NIH declined $161,000 for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006. 2007 year-to-date reimbursements have exceeded 2006 year-to-date reimbursements by $339,000. During September 2007, the Company was awarded a $2.8 million three-year grant from the NIH which will support further FORE-SIGHT technology related clinical studies.

The Company's income tax expense for the nine months ended September 30, 2007 assumes an effective tax rate for 2007 of 31 percent compared to an effective rate of 39 percent for the same period of the prior fiscal year and includes the state tax benefit referred to above. The reduced income tax rate for the current year compared to the prior year results from the decreased effect of non-deductible stock compensation costs and tax benefits associated with the exercise of warrants.


CONFERENCE CALL INFORMATION

CASMED will host a conference call on November 8, 2007 at 10:00 a.m. Eastern Time to discuss second quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (888) 673-9809 (domestic) or (210) 234-0014 (international), passcode CASM. If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time. A replay of the call will also be available by phone until December 8, 2007 beginning approximately two hours after the end of the call. It can be accessed at (866) 458-4766 (domestic) or (203) 369-1322 (international).

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until December 8, 2007.

ABOUT THE FORE-SIGHT ABSOLUTE CEREBRAL OXIMETER
FORE-SIGHT provides clinically relevant absolute measurements that indicate a patient's cerebral tissue oxygen saturation status. CASMED's initial market focus for the FORE-SIGHT product is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and post-operative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

About CASMED(R)Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include cerebral oximeters, blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, cardio-respiratory and apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CASMED products are used by clinicians worldwide.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.


COMPANY CONTACTS
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com


INVESTORS                                 MEDIA
FD                                        FD
John Capodanno                            Robert Stanislaro
212-850-5705                              212-850-5657
jcapodanno@fd-us.com                      rstanislaro@fd-us.com


STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, THE IMPACT OF THE MEDTRONIC PHYSIO-CONTROL SUSPENSION OF SHIPMENTS INTO THE U.S. MARKET, TIMING AND LOGISTICS INVOLVED IN SECURING DISTRIBUTION OF ANALOGIC PRODUCTS, THE IMPACT OF ANY ADVERSE LITIGATION AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "MAY", "OBJECTIVE", "PLAN", "POSSIBLE", "POTENTIAL", "PROJECT", "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (Unaudited)

                                        Three Months   Nine Months     Three Months   Nine Months
                                           Ended          Ended           Ended          Ended
                                          Sept 30,       Sept 30,        Sept 30,       Sept 30,
                                            2007           2007            2006           2006
                                        ------------   ------------    ------------   ------------
Revenues                                $ 10,663,435   $ 27,915,163    $  9,425,508   $ 25,011,449

Costs and Expenses:
  Cost of Products Sold                    6,634,787     17,830,189       5,340,278     14,508,725
                                        ------------   ------------    ------------   ------------
Gross Profit                               4,028,648     10,084,974       4,085,230     10,502,724

Operating Expenses
  Research and Development                   439,861      1,725,261         653,221      1,886,352
  Selling, General and Administrative      2,937,840      7,920,957       2,262,016      6,457,098
                                        ------------   ------------    ------------   ------------
                                           3,377,701      9,646,218       2,915,237      8,343,450

                                        ------------   ------------    ------------   ------------
Operating Income                             650,947        438,756       1,169,993      2,159,274

  Interest Expense                            71,455        189,432          59,562        187,272
                                        ------------   ------------    ------------   ------------
Pre-tax Income                               579,492        249,324       1,110,431      1,972,002

  Income Taxes                                40,298        (68,641)        390,525        761,000
                                        ------------   ------------    ------------   ------------
Net Income                              $    539,194   $    317,965    $    719,906   $  1,211,002
                                        ============   ============    ============   ============

EARNINGS PER COMMON SHARE:

    Basic                               $       0.05   $       0.03    $       0.07   $       0.12
    Diluted                             $       0.05   $       0.03    $       0.06   $       0.10

WEIGHTED AVERAGE NUMBER OF
  COMMON SHARES OUTSTANDING:

    Basic                                 10,749,947     10,675,483      10,461,615     10,354,621
    Diluted                               11,982,011     12,094,725      12,094,349     12,166,806

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (Unaudited)

                                          Sept 30,       Dec. 31,
                                            2007           2006         Incr/(Decr)
                                        ------------   ------------    ------------
Cash and cash equivalents               $    698,655   $  1,334,535    $   (635,880)
Accounts receivable                        6,339,198      4,906,303       1,432,895
Inventories                               10,915,227      6,808,193       4,107,034
Deferred tax assets                          511,026        329,458         181,568
Recoverable income taxes                         --         320,943        (320,943)
Other current assets                         534,027        408,171         125,856
                                        ------------   ------------    ------------

  Total current assets                    18,998,133     14,107,603       4,890,530

Property, plant, and equipment             5,832,400      6,859,759      (1,027,359)
Less accumulated depreciation             (3,439,934)    (3,535,915)         95,981
                                        ------------   ------------    ------------
                                           2,392,466      3,323,844        (931,378)

Intangible and other assets, net             676,549        457,352         219,197
Goodwill                                   3,379,021      3,379,021            --
Deferred tax assets                          751,584        175,611         575,973
                                        ------------   ------------    ------------
  Total assets                          $ 26,197,753   $ 21,443,431       4,754,322
                                        ============   ============    ============


Current portion of long-term debt       $    568,783   $    609,615    $    (40,832)
Line-of-credit                             1,200,384           --         1,200,384
Notes payable                                137,969         69,241          68,728
Accounts payable                           5,653,122      3,228,265       2,424,857
Accrued expenses                           1,053,402      1,104,726         (51,324)
                                        ------------   ------------    ------------
  Total current liabilities                8,613,660      5,011,847       3,601,813


Other Liabilities                            134,375           --           134,375
Deferred gain on sale of land/building     1,347,275           --         1,347,275
Long-term debt, less current portion       2,470,436      3,806,587      (1,336,151)

Common stock                                  43,565         42,717             848
Additional paid-in capital                 5,758,060      4,935,538         822,522
Treasury stock                              (101,480)      (101,480)           --
Retained earnings                          7,931,862      7,748,222         183,640
                                        ------------   ------------    ------------

Shareholder's equity                      13,632,007     12,624,997       1,007,010
                                        ------------   ------------    ------------
Total liabilities & equity              $ 26,197,753   $ 21,443,431    $  4,754,322
                                        ============   ============    ============